UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Dr Pepper Snapple Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUBJECT: DPS and Keurig Green Mountain to Become One Extraordinary Beverage Company: A Message from Larry D. Young

DPS Team:

It’s an exciting day for DPS. We’re taking a big step toward breakthrough growth for our great business.

This morning, we announced that Dr Pepper Snapple Group has signed an agreement to merge with Keurig Green Mountain. This agreement will create a new publicly traded beverage company, Keurig Dr Pepper, with a world-class portfolio of iconic brands that will be available in nearly every distribution channel and fulfill every consumption occasion in North America, cold or hot, at work or at play, at home or on-the-go.

Keurig Green Mountain is the leader in single-serve coffee, with Keurig brewers in more than 25 million homes and offices throughout North America. As Keurig Dr Pepper, our joint portfolio will grow to approximately 125 owned, licensed and partner brands. That brand power, combined with our strength in DSD and Keurig’s strength in e-commerce and office/hospitality, gives us unrivaled nationwide distribution capability and strong exposure to fast-growing beverage categories.

Dr Pepper Snapple’s strength lies in our brands and our people, and you have been a top priority as we’ve negotiated this agreement. We want our teams to be motivated and engaged to help drive the success of this merger, and to that end we’ve worked to ensure that the needs of our people are front and center at all times. I know you have questions, and we’ve assembled an early FAQ here. You’ll see a lot more information in the coming weeks and months.

This agreement is tentatively scheduled to be completed in the second quarter. After closing, JAB Holding Company, a global investment company that is the controlling shareholder of Keurig Green Mountain as well as Krispy Kreme, Einstein Bros., Panera Bread and Peet’s Coffee, will become Keurig Dr Pepper’s controlling shareholder. Current Keurig Green Mountain CEO Bob Gamgort will become CEO of Keurig Dr Pepper, with the expectation that DPS will continue to be run out of Plano under our current leadership team.

For me, the closing date will mark the end of my 40-year career in the beverage industry as I retire — for the second time. But don’t count me out yet. I intend to transition to a role on Keurig Dr Pepper’s board of directors to help the new management team realize the full potential of the company.

It’s still business as usual at DPS, and that’s what we should all be focused on. We have results to deliver and consumers to delight. At the same time, we’re writing the next chapter in the amazing story of a company that continues to find new ways to grow and win in an ever-changing industry. I couldn’t be more excited about what’s ahead for DPS.

Much more to come!

Be the Best!

Larry D. Young
President and CEO

Additional Information:

This communication may be deemed solicitation material in respect of the proposed business combination. In connection with the proposed transaction, Dr Pepper Snapple Group plans to file with the SEC and furnish to its stockholder a proxy statement and other relevant documents. Dr Pepper Snapple Group’s stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction. Dr Pepper Snapple Group’s stockholders will be able to obtain a free copy of such proxy statement when it becomes available, as well as other filings containing information about each party to the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained without charge, when they become available, by directing a request to Investor Relations, Dr Pepper Snapple Group, Inc. at 972-673-7000.

The directors and executive officers of each party may be deemed to be participants in the solicitation of proxies from Dr Pepper Snapple Group’s stockholders in respect of the proposed transaction.  Information regarding the directors and executive officers of Dr Pepper Snapple Group is currently available in its proxy statement for its 2017 annual meeting of stockholders filed with the SEC by Dr Pepper Snapple Group on March 28, 2017.  Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials that will be filed by Dr Pepper Snapple Group with the SEC when they become available.

Any information concerning JAB Holding Company contained in this document has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that the information contained in this document that has been taken from such documents is inaccurate or incomplete, we do not take any responsibility for the accuracy or completeness of such information.